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Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

[    ], 2006

NYSE Euronext, Inc.
c/o NYSE Group, Inc.
11 Wall Street
New York, New York 10005

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of NYSE Euronext, Inc., a Delaware corporation ("NYSE Euronext"), relating to the proposed business combination of NYSE Group, Inc., a Delaware corporation ("NYSE Group"), and Euronext N.V., a company organized under the laws of The Netherlands ("Euronext"), pursuant to the Combination Agreement by and among NYSE Group, Euronext, NYSE Euronext, and Jefferson Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of NYSE Euronext, dated as of June 1, 2006.

        The Registration Statement sets forth our opinion in the section entitled "PROPOSAL 1: THE COMBINATION—Material U.S. Federal Income Tax Consequences—Tax Consequences of the Merger to U.S. Holders of NYSE Group Common Stock."

        We hereby confirm our opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

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[Letterhead of Wachtell, Lipton, Rosen & Katz]